Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
April 27, 2020

Farmers and Merchants Bancshares, Inc.	Contact:	Mr. James R. Bosley, Jr.
4510 Lower Beckleysville Rd, Suite H		President
Hampstead, Maryland 21074		(410) 374-1510, ext.104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS OF $0.28 PER SHARE FOR THE THREE MONTHS ENDED MARCH 31, 2020

HAMPSTEAD, MARYLAND (April 27, 2020) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent of Farmers and Merchants Bank (the “Bank”), announced that net income for the three months ended March 31, 2020 was $843,307, or $0.28 per common share, compared to $1,096,287, or $0.37 per common share, for the same period in 2019. As previously announced, the Company entered into a definitive agreement on March 6, 2020 to acquire Carroll Bancorp, Inc. Significant one-time costs will be incurred in connection with the acquisition. During the three months ended March 31, 2020, the Company incurred $179,824 of such costs. The table below provides a comparison of the Company’s results with and without the acquisition costs and the prior year.

	Three Months Ended
	March 31, 2020		March 31, 2019
		Excluding
	As Reported	Acquisition Costs	As Reported

Income before taxes	$996,223	$1,176,047	$1,350,263
Income taxes	152,916	202,399	253,976
Net income	$843,307	$973,648	$1,096,287
Earnings per share	$0.28	$0.33	$0.37
Return on average assets	0.75%	0.87%	1.05%
Return on average equity	6.72%	7.76%	9.49%

Net interest income for the three months ended March 31, 2020 was $39,381 higher than for the same period in 2019 due to a $28.2 increase in interest earning assets to $430.0 million for the three months ended March 31, 2020 as compared to $401.8 million for the same period in 2019, offset by a decline in the taxable equivalent net yield on interest earning assets to 3.54% in the 2020 period from 3.73% in the 2019 period. The net yield declined because the yield on loans and investments decreased 13 basis points to 4.42% for the three months ended March 31, 2020 from 4.55% for the same period in 2019 as a result of the Federal Reserve rate cuts. Additionally, while our cost of deposits and borrowings of 1.13% for the three months ended March 31, 2020 is lower than the previous three quarters, it is still higher than the cost of 1.06% for the three months ended March 31, 2019. We expect the cost of funds to continue to decline over the remainder of 2020 since we have significantly reduced rates on many of our deposit products. The provision for loan losses totaled $125,000 for the three months ended March 31, 2020, an increase of $112,000 over the same period in 2019 as a result of the economic downturn caused by the COVID-19 pandemic.

Noninterest income decreased by $90,394 in the three months ended March 31, 2020 when compared to the same period in 2019 primarily as a result of a $130,015 decrease in the gain on the sale of SBA loans, offset by a $29,538 increase in mortgage banking income. Noninterest expense was $191,027 higher in the three months ended March 31, 2020 when compared to the same period in 2019 due primarily to the aforementioned acquisition costs of 179,824 and usual salary and benefit increases of $93,276, offset by a decrease in other expenses of $56,107 and a decrease in occupancy, furniture and equipment costs of $25,966. Without the acquisition costs, noninterest expenses increased only $11,203. Income taxes declined by $101,060 during the three months ended March 31, 2020 when compared to the same period in 2019 due to lower income before taxes and a higher percentage of tax-exempt revenue.

Total assets increased to $460 million at March 31, 2020 from $442 million at December 31, 2019. Loans decreased to $358 million at March 31, 2020 from $359 million at December 31, 2019. Investment in debt securities increased to $60 million at March 31, 2020 from $56 million at December 31, 2019. Deposits increased to $390 million at March 31, 2020 from $377 million at December 31, 2019. The book value of the common stock of Farmers and Merchants Bancshares, Inc. was $16.95 per share at March 31, 2020, compared to $16.63 per share at December 31, 2019.

The COVID-19 pandemic is wreaking havoc on the U.S. economy. The full impact and its effect on the banking industry will not be known for several quarters, but will be significant. The Bank is providing relief to our borrowers, as needed, including temporary deferral of payments. In addition, the Bank has made a significant amount of Paycheck Protection Program loans to customers.

James R. Bosley, Jr., President and CEO, commented “We are all in uncharted territory with the COVID-19 pandemic. The Bank is committed to the safety of our customers and employees as well as assisting businesses and individuals during these difficult times. The Bank has thrived for over 100 years through the Great Depression of the 1930s and most recently the Great Recession. We are confident that our well-capitalized bank will thrive in this current crisis. In addition, we look forward to the completion of our acquisition of Carroll Community Bank. The acquisition process continues to proceed at the expected pace.”

About the Company

Farmers and Merchants Bancshares, Inc. is a financial holding company and the parent of Farmers and Merchants Bank. The Bank was chartered in Maryland in 1919, and is currently celebrating over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30 and Route 795 corridors from Owings Mills, Maryland to the Pennsylvania State line. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, and Westminster. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31,	December 31,
	2020	2019
	(Unaudited)
Assets

Cash and due from banks	$17,409,858	$6,664,307
Federal funds sold and other interest-bearing deposits	5,233,944	2,457,045
Cash and cash equivalents	22,643,802	9,121,352
Certificate of deposit in other bank	100,000	100,000
Securities available for sale	40,666,045	36,531,774
Securities held to maturity	19,017,782	19,510,018
Equity security at fair value	543,599	532,321
Federal Home Loan Bank stock, at cost	611,300	376,200
Mortgage loans held for sale	1,481,450	242,000
Loans, less allowance for loan losses of $2,740,150 and 2,593,715	358,319,859	359,382,843
Premises and equipment	5,136,920	5,036,851
Accrued interest receivable	1,065,397	1,019,540
Deferred income taxes	988,558	1,036,078
Bank owned life insurance	7,187,489	7,145,477
Other assets	1,839,179	2,180,644
	$459,601,380	$442,215,098

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$61,153,068	$60,659,015
Interest-bearing	328,611,361	315,954,299
Total deposits	389,764,429	376,613,314
Securities sold under repurchase agreements	9,708,344	10,958,118
Federal Home Loan Bank of Atlanta advances	5,000,000	-
Accrued interest payable	349,725	346,214
Other liabilities	4,356,888	4,843,936
	409,179,386	392,761,582
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 2,974,019 shares in 2020 and 2019	29,740	29,740
Additional paid-in capital	27,812,991	27,812,991
Retained earnings	22,411,468	21,568,161
Accumulated other comprehensive income	167,795	42,624
	50,421,994	49,453,516
	$459,601,380	$442,215,098

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
	2020	2019

Interest income
Loans, including fees	$4,322,654	$4,160,086
Investment securities - taxable	210,506	174,836
Investment securities - tax exempt	144,084	138,088
Federal funds sold and other interest earning assets	32,792	74,526
Total interest income	4,710,036	4,547,536

Interest expense
Deposits	906,199	775,531
Securities sold under repurchase agreements	38,194	25,299
Federal Home Loan Bank advances and other borrowings	109	20,553
Total interest expense	944,502	821,383
Net interest income	3,765,534	3,726,153

Provision for loan losses	125,000	13,000

Net interest income after provision for loan losses	3,640,534	3,713,153

Noninterest income
Service charges on deposit accounts	158,555	152,060
Mortgage banking income	62,257	32,719
Bank owned life insurance income	42,012	40,386
Unrealized gain (loss) on equity security	8,510	7,845
Gain on sale of SBA loans	-	130,015
Other fees and commissions	30,668	29,371
Total noninterest income	302,002	392,396

Noninterest expense
Salaries	1,354,919	1,326,783
Employee benefits	447,104	381,964
Occupancy	183,152	214,420
Furniture and equipment	160,449	155,147
Acquisition	179,824	-
Other	620,865	676,972
Total noninterest expense	2,946,313	2,755,286

Income before income taxes	996,223	1,350,263
Income taxes	152,916	253,976
Net income	$843,307	$1,096,287

Earnings per share - basic and diluted	$0.28	$0.37